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            ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDIARIES     EXHIBIT 11
                      COMPUTATION OF EARNINGS PER SHARE
                                 (UNAUDITED)


                                               THREE MONTHS ENDED
                                      ------------------------------------
                                      MARCH 31, 1997        MARCH 31, 1996
                                      --------------        --------------

PRIMARY:

   Net income                             $2,249,224            $2,300,088
                                      ==============        ==============

Shares - weighted average number of
 common shares outstanding                 8,812,401             8,812,401

   Add - common stock equivalents
    from in the money options                  8,187                96,839
                                      --------------        --------------
Weighted average number of common
 shares outstanding, as adjusted           8,820,588             8,909,240
                                      ==============        ==============
Per share:
 Net income                                    $0.25                 $0.26
                                      ==============        ==============


          Seee Notes to Condensed Consolidated Financial Statements

                                     -16-